Petrolia Energy Corporation 8-K

  Exhibit 16.1

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentleman:

We have read the statements under Item 4.01(a) and (b) in the Form 8-K dated February 22, 2019, of Petrolia Energy Corporation (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ MaloneBailey, LLP

MaloneBailey, LLP

Houston, Texas

February 22, 2019